EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in DG FastChannel, Inc.’s Registration Statements on Form S-3 (Nos. 333-146728 and 333-162464) and on Form S-8 (Nos. 333-25701, 333-04676, 333-60611, 333-65978, 333-137959, 333-162548, and 333-176138) of our report dated March 8, 2011, with respect to the consolidated financial statements of Mediamind Technologies, Inc. as of December 31, 2010 included in this Amended Current Report (Form 8-K/A) of DG FastChannel, Inc. and to the use of that report in this Form 8-K/A.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel Aviv, Israel

August 29, 2011